CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Notes	$1,251,000.00	$170.64

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Final Pricing Supplement No. 145 to Product Prospectus Supplement No. DN-2 dated September 28, 2012 and Prospectus dated September 28, 2012	Filed pursuant to Rule 424(b)(5) Registration Statement Nos. 333-184147 and 333-184147-01 November 28, 2012

The Royal Bank of Scotland plc (Issuer) The Royal Bank of Scotland Group plc (Guarantor)
$1,251,000 RBS Digital Notes with Fixed Buffer Linked to the Russell 2000® Index

■ If the level of the Russell 2000® Index remains unchanged or increases from the Initial Value to the Final Value, at maturity, you will be entitled to receive a cash payment per security equal to the Original Offering Price plus a Digital Return of 12.00% over the Original Offering Price.
■ If the level of the Russell 2000® Index decreases by no more than the 20.00% Buffer Amount from the Initial Value to the Final Value, you will be entitled to receive at maturity an amount per security equal to the Original Offering Price.
■ You will have full downside exposure at maturity to any decrease in the level of the Russell 2000® Index in excess of the 20.00% Buffer Amount from the Initial Value to the Final Value.  Potential for substantial loss if the level of the Russell 2000® Index falls below the Buffer Value.
■ No upside participation at maturity in any increase in the level of the Russell 2000® Index.  100% repayment of face value at maturity only if the level of the Russell 2000® Index does not decrease from the Initial Value by more than the 20.00% Buffer Amount.
■ Payment at maturity is subject to the creditworthiness of The Royal Bank of Scotland plc, as the issuer, and The Royal Bank of Scotland Group plc, as the guarantor of the issuer’s obligations under the securities.
■ 24-month term (approximately).
■ No periodic interest payments.
■ No listing on any securities exchange.
$1,000 Original Offering Price per RBS Digital Note with Fixed Buffer
Dates:
Pricing Date:	November 28, 2012
Settlement Date:	November 30, 2012
Maturity Date:	December 4, 2014
CUSIP / ISIN No.: 78009PDF5 / US78009PDF53

The RBS Digital Notes with Fixed Buffer Linked to the Russell 2000® Index due December 4, 2014 (together with the related guarantees, the “securities”) involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” on page PS-6 of this pricing supplement and beginning on page S-15 of Product Prospectus Supplement No. DN-2 (the “product supplement”).
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved the securities, or determined if this pricing supplement, the product supplement or the prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.
	Per security	Total
Original Offering Price (1)	$1,000.00	$1,251,000.00
Underwriting discount	$27.00	$33,777.00
Proceeds, before expenses, to The Royal Bank of Scotland plc	$973.00	$1,217,223.00

(1) The value you might expect to receive if you were able to resell the securities on the pricing date is less than the Original Offering Price.  This is because the Original Offering Price includes the underwriting discount set forth above and also reflects our cost of hedging our obligations under the securities.  For additional information, see “Risk Factors—The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices” on page S-19 of the product supplement.  The Original Offering Price also does not include fees that you may be charged if you buy the securities through your registered investment advisers for managed fee-based accounts.
RBS Securities Inc.
November 28, 2012

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Russell 2000® Index due December 4, 2014

Summary

The RBS Digital Notes with Fixed Buffer Linked to the Russell 2000® Index due December 4, 2014 (together with the related guarantees, each, a “security” and collectively, the “securities”) are senior unsecured obligations issued by us, The Royal Bank of Scotland plc, and are fully and unconditionally guaranteed by our parent company, The Royal Bank of Scotland Group plc.  The securities will rank equally with all of our senior unsecured indebtedness from time to time outstanding, and any payments due on the securities, including any repayment of your investment, will be subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.  If the level of the Russell 2000® Index (the “Underlying Equity Index”) remains unchanged or increases from the Initial Value to the Final Value, at maturity, you will be entitled to receive a cash payment per security equal to the Original Offering Price plus a Digital Return.  If the level of the Russell 2000® Index decreases by no more than the Buffer Amount from the Initial Value to the Final Value, you will be entitled to receive at maturity an amount per security equal to the Original Offering Price.  You will have full downside exposure at maturity to any decrease in the level of the Russell 2000® Index in excess of the Buffer Amount from the Initial Value to the Final Value.  Investors will not receive any interest payments, the return on the securities will never exceed the Digital Return, and the Payment at Maturity will never exceed the Maximum Payment per Security.  Investors must be willing to accept the risk of losing some or substantially all of their investment.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the product supplement.

Key Terms

Issuer:	The Royal Bank of Scotland plc (“RBS”)
Guarantor:	The Royal Bank of Scotland Group plc (“RBSG”)
Original Offering Price:	$1,000 per security
Term:	24 months (approximately)
Underlying Equity Index:	The Russell 2000® Index (Bloomberg ticker: RTY)
Initial Value:	813.50
Final Value:	The closing level of the Underlying Equity Index on the Valuation Date.
Reference Return:	Measures the percentage increase or decrease in the level of the Underlying Equity Index from the Initial Value to the Final Value, and will be equal to: Final Value – Initial Value Initial Value
Digital Return:	12.00% over the Original Offering Price per security. The Digital Return represents a return over the full term of the security and not an annualized return.
Maximum Payment per Security:	$1,120.00 per security.
Buffer Amount (%):	20.00% (representing a protection against any decrease in the level of the Underlying Equity Index up to the Buffer Value).
Buffer Value:	650.80, equal to 80.00% of the Initial Value, rounded to two decimal places.
Valuation Date:
December 1, 2014.  If a Market Disruption Event occurs or is continuing on the scheduled Valuation Date or if the scheduled Valuation Date is not a Market Measure Business Day, the Valuation Date will be postponed as described in the accompanying product supplement under “Description of the Securities—The Initial Value and the Final Value” and “Description of the Securities—Market Disruption Events.”

Maturity Date:	December 4, 2014. If the Valuation Date is postponed, the Maturity Date will be the third business day following the Valuation Date, as postponed.
Payment at Maturity:	On the Maturity Date, you will be entitled to receive a cash payment per security determined by the Calculation Agent as described on the following page.
Calculation Agent:	RBS Securities Inc., an affiliate of RBS

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Russell 2000® Index due December 4, 2014

Determining the Payment at Maturity

On the Maturity Date, you will be entitled to receive a cash payment per security calculated as follows:

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Russell 2000® Index due December 4, 2014

Examples of Payment at Maturity Calculations

Set forth below are four hypothetical examples of Payment at Maturity calculations (rounded to two decimal places), reflecting the following values and data:

•	the Digital Return of 12.00%;

•	the Maximum Payment per Security of $1,120.00;

•	the Initial Value of 813.50;

•	the Buffer Amount of 20.00% (representing protection against any decrease in the level of the Underlying Equity Index up to the Buffer Value); and

•	the Buffer Value of 650.80 (80.00% of the Initial Value, rounded to two decimal places).

Any payment at maturity is subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

EXAMPLE 1 — The hypothetical Final Value is 569.45 (which is 30.00% below the Initial Value), representing a decrease in the level of the Underlying Equity Index by more than the Buffer Amount:

Reference Return	=	569.45 – 813.50	=	-30.00%
813.50

Payment at Maturity (per security) = $1,000 + [$1,000 x (-30.00% + 20.00%)] = $900.00 (i.e., a 10.00% loss).

If the level of the Underlying Equity Index has decreased from the Initial Value to the Final Value by a percentage that is greater than the Buffer Amount (i.e., if the Final Value is less than the Buffer Value), your investment will be fully exposed to any decline of the Underlying Equity Index beyond the Buffer Amount, and you could lose some or a significant portion (up to 80.00% of the Original Offering Price) of your investment.

EXAMPLE 2 — The hypothetical Final Value is 732.15 (which is 10.00% below the Initial Value), representing a decrease in the level of the Underlying Equity Index by a percentage that is not greater than the Buffer Amount:

Reference Return	=	732.15 – 813.50	=	-10.00%
813.50

Payment at Maturity (per security) = $1,000.00 (i.e., a 0.00% return).

If the level of the Underlying Equity Index has decreased from the Initial Value to the Final Value by a percentage that is not greater than the Buffer Amount (i.e., if the Final Value is less than the Initial Value, but is equal to or greater than the Buffer Value), the Payment at Maturity will equal the $1,000 Original Offering Price.

EXAMPLE 3 — The hypothetical Final Value is 894.85 (which is 10.00% above the Initial Value):

Reference Return	=	894.85 – 813.50	=	10.00%
813.50

Payment at Maturity (per security) = $1,120.00 (i.e., a 12.00% return).

If the level of the Underlying Equity Index has remained unchanged or increased from the Initial Value to the Final Value, the Payment at Maturity will equal the Maximum Payment per Security.

EXAMPLE 4 — The hypothetical Final Value is 1,057.55 (which is 30.00% above the Initial Value):

Reference Return	=	1,057.55 – 813.50	=	30.00%
813.50

Payment at Maturity (per security) = $1,120.00 (i.e., a 12.00% return).

If the level of the Underlying Equity Index has remained unchanged or increased from the Initial Value to the Final Value, the Payment at Maturity will equal the Maximum Payment per Security.  In no event will the Payment at Maturity exceed the Maximum Payment per Security regardless of the magnitude of any increase in the value of the Underlying Equity Index and your return, if any, will be limited to the Digital Return.

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Russell 2000® Index due December 4, 2014

Hypothetical Payout Profile and Payment at Maturity

For purposes of illustration only, the Hypothetical Payout Profile and Hypothetical Payment at Maturity below reflect the hypothetical returns at maturity and hypothetical payments at maturity per security for a range of hypothetical Final Values of the Underlying Equity Index from +100.00% to -100.00%.  Because the Underlying Equity Index is a price return index, the hypothetical Final Values presented below will not include any income generated by dividends paid on the stocks included in the Underlying Equity Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

The graph and chart reflect the Digital Return of 12.00% over the Original Offering Price per security, the Maximum Payment per Security of $1,120.00, the Initial Value of 813.50, the Buffer Amount of 20.00% and the Buffer Value of 650.80 (80.00% of the Initial Value, rounded to two decimal places).  The actual Payment at Maturity that you are entitled to receive and the resulting return on your investment will depend on the actual Final Value, which will be determined on the Valuation Date.

Any payment at maturity is subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

HYPOTHETICAL PAYOUT PROFILE

This graph reflects the hypothetical returns on the securities at maturity.  The green line reflects the hypothetical returns on the securities, while the dotted line reflects the return of a hypothetical direct investment in the stocks included in the Underlying Equity Index, excluding dividends.

HYPOTHETICAL PAYMENT AT MATURITY
Final Value	Reference Return	Return on the Securities	Payment at Maturity per Security
1,627.00	100.00%	12.00%	$1,120.00
1,545.65	90.00%	12.00%	$1,120.00
1,464.30	80.00%	12.00%	$1,120.00
1,382.95	70.00%	12.00%	$1,120.00
1,301.60	60.00%	12.00%	$1,120.00
1,220.25	50.00%	12.00%	$1,120.00
1,138.90	40.00%	12.00%	$1,120.00
1,057.55	30.00%	12.00%	$1,120.00
976.20	20.00%	12.00%	$1,120.00
911.12	12.00%	12.00%	$1,120.00
894.85	10.00%	12.00%	$1,120.00
854.18	5.00%	12.00%	$1,120.00
813.50	0.00%	12.00%	$1,120.00
772.83	-5.00%	0.00%	$1,000.00
732.15	-10.00%	0.00%	$1,000.00
650.80	-20.00%	0.00%	$1,000.00
569.45	-30.00%	-10.00%	$900.00
488.10	-40.00%	-20.00%	$800.00
406.75	-50.00%	-30.00%	$700.00
325.40	-60.00%	-40.00%	$600.00
244.05	-70.00%	-50.00%	$500.00
162.70	-80.00%	-60.00%	$400.00
81.35	-90.00%	-70.00%	$300.00
0.00	-100.00%	-80.00%	$200.00

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Russell 2000® Index due December 4, 2014

Risk Factors

There are important differences between the securities and a conventional debt security.  An investment in the securities involves significant risks, including those listed below.  You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page S-15 of the product supplement.  We also urge you to consult with your investment, legal, accounting, tax, and other advisors before you invest in the securities.

•	The securities are not conventional debt securities—they do not pay interest and there is no principal protection; you may lose some or a significant portion of your investment in the securities.

•
The credit risk of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc, and their credit ratings and their credit spreads may adversely affect the value of the securities prior to maturity, and all payments on the securities will be subject to the ability of RBS and RBSG to pay their respective obligations as they become due.

•	The return on your initial investment is limited to the Digital Return and your Payment at Maturity is limited to the Maximum Payment per Security.

•	The Payment at Maturity will depend on the Maximum Payment per Security and the Final Value, which is determined only on a valuation date shortly before the maturity date.

•	The securities will not be listed on any securities exchange and there may be little or no secondary market for the securities.

•	The value of the securities prior to maturity will be influenced by many unpredictable factors, and may be less than the Original Offering Price.

•	Prior to maturity, an increase in the level of the Underlying Equity Index may not increase the value of your securities.

•
The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices.

•	There are potential conflicts of interest between us and our affiliates and you, and we and our affiliates may take actions that are not in your interest.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

•	An investment in the securities is not the same as a direct investment in the Underlying Equity Index or in the securities that comprise the Underlying Equity Index.

•	Adjustments to the Underlying Equity Index could adversely affect the securities.

•	We do not control any issuer whose securities comprise the Underlying Equity Index and we are not responsible for any of their disclosure.

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Russell 2000® Index due December 4, 2014

Investor Considerations

You may wish to consider an investment in the securities if:

•	You anticipate that the level of the Underlying Equity Index will remain unchanged or will increase from the Initial Value to the Final Value.

•
You accept that your investment may result in a loss, which could be significant, if the Final Value of the Underlying Equity Index is less than the Initial Value by an amount that is greater than the Buffer Amount.

•	You accept that the return on the securities will not exceed the Digital Return and the Payment at Maturity will not exceed the Maximum Payment per Security.

•	You do not seek a current income stream from your investment.

•	You are willing to forgo interest payments on the securities such as fixed or floating rate interest paid on traditional interest bearing debt securities.

•	You seek exposure to the performance of the level of the Underlying Equity Index with no expectation of dividends or other benefits of owning the securities comprising the Underlying Equity Index.

•
You are willing to accept that a trading market is not expected to develop for the securities and you understand that secondary market prices for the securities, if any, will be affected by various factors, including our actual and perceived creditworthiness.

•	You are able to and willing to hold the securities until maturity.

•
You are willing to make an investment, the payments on which depend on the creditworthiness of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

The securities may not be an appropriate investment for you if:

•	You are not willing to be exposed to the performance of the level of the Underlying Equity Index.

•	You seek full principal protection or preservation of capital invested.

•	You believe the level of the Underlying Equity Index will decrease from the Initial Value by a percentage that exceeds the Buffer Amount.

•	You seek a return on your investment that will not be capped at the Digital Return and a Payment at Maturity that will not be limited to the Maximum Payment per Security.

•	You seek interest payments or other current income on your investment.

•	You want to receive dividends or other distributions paid on the securities included in the Underlying Equity Index.

•	You seek assurances that there will be a liquid market if and when you want to sell the securities prior to maturity.

•	You are unwilling or are unable to assume the credit risk associated with RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Russell 2000® Index due December 4, 2014

The Underlying Equity Index

We have derived all information contained in this pricing supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Russell Investments (“Russell”).  We have not participated in the preparation of, or independently verified, such publicly available information.  The Russell 2000® Index was developed by Russell Investment Group (formerly, Frank Russell Company) and is calculated, maintained and published by Russell, a subsidiary of Russell Investment Group.  Russell has no obligation to publish, and may discontinue the publication of, the Russell 2000® Index.

The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

The Russell 2000® Index measures the capitalization-weighted performance of the small-cap stocks included in the Russell 2000® Index (the “Russell 2000 Component Stocks”) and is designed to track the performance of the small capitalization segment of the U.S. equity market.  All stocks included in the Russell 2000® Index are traded on a major U.S. exchange.  The companies included in the Russell 2000® Index are the middle 2,000 of the companies that form the Russell 3000E™ Index, which is composed of the 4,000 largest U.S. companies as determined by market capitalization and represents approximately 99% of the U.S. equity market.  The Russell 3000E™ Index is not the same as the Russell 3000® Index, which is a subset of the Russell 3000E™ Index.

Selection of stocks underlying the Russell 2000® Index.  The Russell 2000® Index is a sub-index of the Russell 3000E™ Index.  To be eligible for inclusion in the Russell 3000E™ Index, and, consequently, the Russell 2000® Index, a company’s stock must be listed on the last trading day in May of a given year and Russell must have access to documentation verifying the company’s eligibility for inclusion.  Eligible initial public offerings are added to Russell U.S. indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution.  To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

U.S. companies are eligible for inclusion in the Russell 3000E™ Index and, consequently, the Russell 2000® Index.  Russell uses the following method for determining U.S. companies.  If a company incorporates, has a stated headquarters location, and also trades in the same country (ADRs and ADSs are not eligible), the company is assigned to its country of incorporation. If any of the three do not match, Russell then defines 3 Home Country Indicators (HCIs): country of Incorporation, country of Headquarters, and country of the most liquid exchange as defined by 2-year average daily dollar trading volume (ADDTV).  Using the HCIs, Russell cross-compares the primary location of the company’s assets with the 3 HCIs. If the primary location of assets matches any of the HCIs, then the company is assigned to its primary asset location. However, if there is not enough information to determine a company’s primary country of assets, Russell uses the primary location of the company’s revenue for the same cross-comparison and assigns the company to its home country in a similar fashion. Russell uses an average of two years of assets or revenue data for analysis to reduce potential turnover. If conclusive country details cannot be derived from assets or revenue, Russell assigns the company to the country where its headquarters are located unless the country is a Benefit Driven Incorporation (BDI) country; in which case, the company will be assigned to the country of its most liquid stock exchange.  The BDI countries are Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands.

The following securities are specifically excluded from the Russell 2000® Index:  (i) stocks that are not traded on a major U.S. exchange; (ii) preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights; and trust receipts; (iii) royalty trusts, limited liability companies, closed-end investment companies (Business Development Companies (“BDCs”) are eligible), blank check companies, special purpose acquisition companies (SPACs) and limited partnerships, and (iv) certain companies that produce unrelated business taxable income.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000E™ Index is total market capitalization, which is defined as the price of the shares times the total number of available shares.  All common stock share classes are combined in determining market capitalization.  If multiple share classes have been combined, the price of the primary trading vehicle (usually the most liquid) is used in the calculations.  In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.  A stock must have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May to be eligible for inclusion in the Russell 2000® Index. In order to reduce unnecessary turnover, if the closing price of an existing member of the Russell 2000® Index is less than $1.00 on the last trading day in May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Quarterly IPO additions must have a close price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a close price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a close price at or above $1.00 on another major U.S. exchange, the stock will be eligible for inclusion.

Companies with a total market capitalization of less than $30 million are not eligible for inclusion in the Russell 3000E™ Index and, consequently, the Russell 2000® Index. Companies with only a small portion of their shares available in the marketplace are not eligible for inclusion in the Russell 3000E™ Index and, consequently, the Russell 2000® Index.  Companies with 5% or less float will be removed from eligibility.

The Russell 2000® Index is reconstituted annually to reflect changes in the marketplace.  The list of companies is ranked based on total market capitalization as of the last trading day in May, with the actual reconstitution effective on the first trading day following the final Friday of June each year, except that if the last Friday of June of any year is the 28th, 29th or 30th, reconstitution will occur on the preceding Friday.  Changes in the constituents are pre-announced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Eligible IPOs are added to the Russell 2000® Index at the end of each calendar quarter.  An IPO is defined as any IPO newly available, for the first time, to the public for general investment.  IPOs are added each quarter to make sure new additions to the investing opportunity set are reflected in

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Russell 2000® Index due December 4, 2014

the Russell 2000® Index.  If a security traded publicly previously, even on a restricted basis, it is not eligible for inclusion as an IPO.  Such a stock may, however, be eligible during the next reconstitution period, along with other eligible securities.

Market Capitalization.  Russell calculates the total market capitalization of each security to determine whether it is large enough for inclusion in the Russell 3000E™ Index, and consequently, the Russell 2000® Index.  Total market capitalization is determined by multiplying total outstanding shares by the market price as of the last trading day in May for those securities being considered at annual reconstitution.  IPO eligibility is determined each quarter.

Common stock, non-restricted exchangeable shares and partnership units/membership interests (in certain cases, see below for further information) are used to calculate a company’s total market capitalization.  Exchangeable Shares are shares which may be exchanged at any time, at the holder’s option, on a one-for-one basis for common stock.  Membership or partnership units/interests represent an economic interest in a limited liability company or limited partnership.  Russell includes membership or partnership units/interests as part of total market capitalization when the company in question is merely a holding company of an underlying entity that issues membership or partnership units/interests and when these membership units are the company’s sole asset.  This is not to be confused with operating partnership units that are issued in conjunction with UPREITs.  In these cases, total market capitalization will be calculated based on 100% of the value of all membership interest.

Any other form of shares—such as preferred or convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts—are excluded from the calculation.  If multiple share classes of common stock exist, they are combined.  In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.

During annual reconstitution, the last price traded on the last trading day in May on the primary exchange is used to determine market capitalization.  If a security does not trade on its primary exchange, the lowest price from another major U.S. exchange is used.  In the case where multiple share classes exist, a primary trading vehicle is determined, and the price of that primary trading vehicle (usually the most liquid) is used.

Primary trading vehicles are determined by the last two years’ average trading volume, as of the last trading day in May.  For new members, the common share class with the highest trading volume will be considered the primary trading vehicle, and its associated price and trading symbol will be included in the Russell 3000E™ Index, and consequently, the Russell 2000® Index.  If the volume of each share class is within 20% of each other, the share class with the largest available shares is used.  For share classes without two years of history, all available volume data is used.  At least 100 day trading volume is necessary to consider the class as a primary vehicle for existing members.  New members will be analyzed on all available data, even if that data is for less than 100 days.  If applicable, shares held across different share classes will be represented on a mathematically equivalent basis.

IPOs are added to the Russell 3000E™ Index on the basis of total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.  Country assignment determination on IPOs is made using data provided in prospectuses or 10k filings.  Market adjustments to the capitalization breaks are made using the returns of the broad markets Russell 3000E™ Index, and consequently, the Russell 2000® Index.

In order to be added during a quarter outside of reconstitution, an IPO must meet all Russell U.S. Index eligibility requirements.  Additionally, the IPO must meet the following criteria on the final trading day of the month prior to quarter-end: (1) it is priced and traded; and (2) it ranks larger in total market capitalization than the market-adjusted smallest company in the Russell 3000E™ Index as of the latest June reconstitution.

Once the market capitalization for each security is determined by use of total shares and price, each security is placed in the appropriate Russell market capitalization-based index.  The largest 4,000 securities become members of the Russell 3000E™ Index.  The market capitalization breakpoints for the Russell 2000® Index are the market capitalizations for the 1,000th and 3,000th largest companies in the Russell 3000E™ Index as of the latest June reconstitution.

After the initial market capitalization breakpoints are determined, new members are assigned on the basis of the breakpoints and existing members are reviewed to determine if they fall within a cumulative 5% market cap range around these new market capitalization breakpoints.  If an existing member’s market cap falls within this cumulative 5% of the market capitalization breakpoint, it will remain in its current index rather than be moved to a different market capitalization-based Russell index.

Capitalization Adjustments.  The following types of shares are removed from total market capitalization to arrive at free float or available market capitalization.  Adjustments are based on information recorded in SEC corporate filings, including DEF 14, 424B, and 10K filings, or other reliable sources in the event of missing or questionable data (note that 13F filings are not reviewed).

1.
Cross-ownership by another member of a Russell index — corporate cross-ownership occurs when shares of a company in the Russell 2000® Index are held by another member of a Russell index (including Russell global indexes), and all shares will be adjusted regardless of any percentage held;

2.
Large corporate and private shares — large corporate and private holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the Russell 2000® Index that own 10% or more of the shares outstanding.  However, not to be included in this class are institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms, unless these firms have a direct relationship to the company, such as board representation.  In that case, they are considered strategic holdings and are included with the officers/directors group;

3.	ESOP or LESOP shares — corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

4.	Unlisted share classes — classes of common stock that are not traded on a U.S. exchange are adjusted;

5.	IPO lock-ups — shares locked-up during an initial public offering are not available to the public and will be excluded from the market

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value at the time the IPO enters the Russell 2000® Index; and

6.	Government Holdings:

o	Direct government holders: Those holdings listed as “government of” are considered unavailable and will be removed entirely from available shares;

o	Indirect government holders: Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; and

o	Government pensions: Any holding by a government pension plan is considered an institutional holding and will not be removed from available shares.

Timing and Treatment of Corporate Actions.  Changes to the Russell 3000E™ Index, and consequently, the Russell 2000® Index, are made when an action is final.  To determine whether an action has been completed, Russell uses a variety of reliable public sources.  The sources of this information include company press releases, SEC filings, exchange notifications and Bloomberg or other sources Russell deems reliable.  If it is determined that an action was not final after communication was given to clients, the changes to the index will still occur.

Prior to the completion of an action, Russell estimates the effective date of the corporate action on the basis of the same above sources.  As new information becomes available, Russell will revise the anticipated effective date and ultimately move it to a final, confirmed status.  Final status will rarely be reverted back to preliminary status unless in the event of an error and the correction can be made prior to 11:30 a.m. on the day the action is effective.

Depending upon the time an action is determined to be final, Russell will either (1) apply the action after the close of the current market day, or (2) apply the action after the close of the following day, referred to as a “delayed action.”  The impact of the action and the effective date will be communicated to clients on a regular schedule throughout the day.

Corporate Actions Affecting the Russell 2000® Index.  The following summarizes the types of Russell 2000® Index maintenance adjustments and indicates whether or not a Russell 2000® Index adjustment is required.

1.
“No Replacement” Rule — Securities that leave the Russell 2000® Index for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced.  Thus, the number of securities in the Russell 2000® Index over the year will fluctuate according to corporate activity.

2.
Mergers and Acquisitions — Mergers and acquisitions (M&A) result in changes to the membership and to the weighting of members within the Russell Indexes. M&A activity is applied to the index after the action is determined to be final, providing appropriate notice.

o
Merger or acquisition between members of the Russell 3000E™ Index or a Russell global index — In the event a merger or acquisition occurs between members of the Russell 3000E™ Index or a Russell global index, the target company is deleted from the index and the company’s market capitalization simultaneously moves to the acquiring company’s stock, according to the merger terms.  Cross-ownership of the surviving entity is determined by a weighted average (by market value) of the cross-ownership of the two (or more) previous companies prior to the merger.  Market values the day before the Russell effective date are used for this determination. Given sufficient market hours after the confirmation of the merger, Russell effects the action after the close on the last day of trade of the target company.

o
If Russell is able to determine the status of the action to be final prior to 1:00 p.m. Eastern — These actions will be applied after the close of the current day.  Deletes will be removed at the last traded price, and increases to shares outstanding of the acquiring company will be adjusted simultaneously.

o
If Russell is able to determine the status of the action to be final after 1:00 p.m. Eastern — These actions will be deemed a “delayed action” and will be applied after the close of the following day.  A synthetic position of the company will remain in the index for one day, and a calculated closing price for the acquired entity or merged entity will be established.  The calculated price is determined by the terms of the action and based on the last traded price of the acquiring company.  For real-time calculations, intra-day trading will reflect a stale price for the acquired entity.  If the merger involves an election, the default terms will be used.

o
Merger or acquisition between an index member and a non-member — A non-member is defined as a company that is not a member of the Russell 3000E™ Index or a Russell global index. The merger between an index member and a non-member can involve either of two scenarios: (1) the acquiring company is an existing member and the target company is not; or (2) the target company is an existing member and the acquiring company is not.  If the target company is the index member, it is deleted from the index after the action is determined as final. Cumulative market capitalization of the target company decreases. If the acquiring company is the index member, its shares are adjusted by adding the target company’s market capitalization through a month-end share adjustment (if the increase in shares is greater than 5%).

o
Cross-border M&A — In the event of a merger or acquisition in which the acquiring company and the target company are in different countries, Russell applies the action when the merger is determined as final. The target company is deleted from its local country index and the company’s market capitalization moves to the acquiring stock according to the merger terms. Cumulative market capitalization of the acquiring company increases, while the cumulative market capitalization of the target company decreases by the same amount.

o
Reverse mergers — When a Russell 3000E™ Index member is acquired or merged with a private, non-publicly-traded company or OTC company, Russell will review the action to determine whether it is considered a reverse merger. A reverse

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Russell 2000® Index due December 4, 2014

merger is defined as a transaction that results in a publicly traded company that meets all requirements for inclusion in a Russell index. If it is determined that an action is a reverse merger, the following rules will be applied:

•
The newly formed entity will be placed in the appropriate market capitalization index after the close of the day following the completion of the merger. The delay is necessary to capture an opening price. Index placement will be determined by using the market-adjusted breakpoints from the last reconstitution.

•	The acquired company will be simultaneously removed from the current index, capturing synthetic performance for the day of the delay.

•	Cross-ownership will be determined on the basis of the most recent SEC filings.

o	Standard action — The acquired company is deleted after the action is final.

o
If Russell is able to determine the status of the action to be final prior to 1:00 p.m. Eastern — Actions resulting in a delete will result in the company’s removal after the close of the current day at the last traded price.

o
If Russell is able to determine the status of the action to be final after 1:00 p.m. Eastern —  These actions will be deemed a “delayed action” and will be applied after the close of the following day. The deleted company will remain in the index at a stale price, based on the previous day’s close, and will be removed the following day at a synthetic price of the acquiring company.

3.
Reincorporations — Members of the index that are reincorporated to another country are analyzed for country assignment the following year during reconstitution, as long as they continue to trade in the U.S. Companies that reincorporate and no longer trade in the U.S. are immediately deleted from the U.S. indexes and placed in the appropriate country within a Russell global index. Those that reincorporate to the U.S. during the year will be assessed during reconstitution for membership.

4.
Reclassifications of shares (primary vehicles) — Primary vehicles will not be assessed or changed outside of a reconstitution period unless the existing class ceases to exist. In the event of extenuating circumstances signaling a necessary primary vehicle change, proper notification will be made.

5.
Rights offers — Russell will only adjust the index to account for a shareholder rights offering of eligible securities if the subscription price of the right is at a discount to the market price of the securities. Provided Russell has been alerted to the rights offer prior to the ex-date, a price adjustment will be applied before the open on the ex-date to account for the value of the rights, and shares increased according to the terms of the offering.  The treatment is consistent for both transferable and non-transferable rights. If Russell is unable to provide prior notice, the price adjustment and share increase will be delayed until appropriate notice is given. In these circumstances the price of the stock involved is adjusted to delay the performance due to the rights issue.

6.
Changes to shares outstanding — Changes to shares outstanding due to buybacks (including Dutch auctions), secondary offerings, merger activity with a non-index member and other potential changes are updated at the end of the month in which the change is reflected in vendor-supplied updates and are verified by Russell by use of an SEC filing.

For a change in shares to occur, the cumulative change to available shares must be greater than 5%. These share changes are communicated to certain clients three trading days prior to month-end and include shares provided by the vendor and verified by Russell four days prior to month-end. The float factor determined at reconstitution is applied to the new shares issued or bought back. For example, assuming that a new issuance of 1,000 shares is greater than 5% of the available shares and that the current float factor is 50%, 500 shares would be added to the index. (Note: If any new shares issued are unavailable according to the filing, that portion will not be added to the index.)

November and December month-end share changes, as well as fourth-quarter IPO additions, will be processed as one event after the close on the third Friday of each December. This is a result of low liquidity in the financial markets at year end and the proximity of a separate November process.

June month-end share changes are not processed at month end; residual share changes that are not addressed as part of the annual reconstitution process are rolled into the following July month end process.

7.
Spin-offs — A spin-off is a new entity resulting from the spinning-off of assets and equity from a parent company. In a pure spin-off, a parent company distributes 100% of its ownership interests in a subsidiary operation as dividends to its existing shareholders.  After the spin-off, there are two (or more) separate, publicly held firms with exactly the same shareholder base and cumulative market capitalization as the original company.

If the price of a spin-off is not available, a price will be established by first using an exchange provided estimate or a Russell-calculated estimate if the exchange does not provide one. After the close of trading on the ex-date, a synthetic price/performance will be calculated to account for the actual opening price of the spin-off. This price/performance is calculated to capture accurate performance of both the spin-off and parent for the day. Note, real time calculations will reflect only the estimated performance on the parent and subsidiary companies as actual performance is not captured until end of day.

8.	Domestic spin-offs — Spin-off companies are added to the Russell indexes at the time they are spun-off from their parent company, subject to the following rules:

•
The spun-off company meets all index eligibility requirements and its market cap is larger than the market adjusted total market cap of the smallest company in the Russell 3000E™ Index at the latest reconstitution. (If the spun-off company is to become a member of the Russell global indexes, the smallest stock in the Russell global indexes

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Russell 2000® Index due December 4, 2014

will be used as the basis of eligibility.)

•	The newly formed entity will be placed in the parent’s index on the completion date.

•	The parent company’s market value will be reduced simultaneously on the Russell effective date.

9.
Cross-border spin-offs — If the parent company spins off an entity that is incorporated in a different country, the spun-off company will be assigned to the new country according to the country-assignment rules discussed above and may become a member of the Russell global indexes. Otherwise, the same rules apply between domestic or cross-border spin-off additions.

10.	Tender offers — in the case of a cash tender offer, the target company will be removed from the index when:

•	The offer period completes (initial, extension or subsequent); and

•	Shareholders have validly tendered, not withdrawn, and the shares have been accepted for payment; and

•	All regulatory requirements have been fulfilled; and

•	The acquiring company is able to finalize the acquisition via short-form merger, top-up option or other compulsory mechanism

If the requirements have been fulfilled, with the exception being that the acquirer is unable to finalize the acquisition through a compulsory mechanism, an adjustment will be applied to the target company’s float- adjusted shares if they have decreased by 30% or more, and the tender offer has fully completed and closed. The adjustment will occur on a date pre-announced by Russell.

11.
Delisting — Only companies listed on U.S. exchanges are included in the Russell 3000E™ Index, and consequently, the Russell 2000® Index. Therefore, when a company is delisted from a U.S. exchange and moved to OTC, the company is removed from the Russell 3000E™ Index, and consequently, the Russell 2000® Index. When this occurs, the company is removed either at the close of the current day at the last traded price, or the following day, using the closing OTC price.

Securities continuing to trade on the primary exchange (non-halted):

o	If Russell determines the status of the action to be final prior to 1:00 p.m. Eastern: These deletes will be applied after the close of the current day, using the last traded price.

o
If Russell determines the status of the action to be final after 1:00 p.m. Eastern: These deletes will be deemed “delayed actions” and will be carried out after the close of the following day, using the closing OTC price.

Securities previously halted that fail to trade on the primary exchange prior to being moved to OTC will always be removed the following day at the OTC closing price, regardless of the time of notification.

12.
Bankruptcy and voluntary liquidations — Companies filing for Chapter 7 bankruptcy or that have filed a liquidation plan will be removed from the Russell 3000E™ Index, and consequently, the Russell 2000® Index, at the time of filing. Companies filing for Chapter 11 reorganization bankruptcy will remain members of the index, unless the companies are delisted from the primary exchange. In that case, normal delisting rules will apply. If a company files for bankruptcy, is delisted and it can be confirmed that it will not trade OTC, Russell may remove the stock at a nominal price of $0.0001.

13.
Change of company structure — In the event a company changes its corporate designation from that of a Business Development Company, Russell will remove the member as ineligible for index inclusion and provide two days’ notice of its removal.

14.
Stock distributions — Stock distributions can take two forms: (1) a stated amount of stock distributed on the ex-date, or (2) an undetermined amount of stock based on earnings and profits to be distributed at a future date. In both cases, a price adjustment is done on the ex-date of the distribution. Shares are increased on the ex-date for category (1) and on the pay-date for category (2).

15.
Dividends — Gross dividends are included in the daily total return calculation of the indexes on the basis of their ex-dates. The ex-date is used rather than the pay-date because the marketplace price adjustment for the dividend occurs on the ex-date. If a dividend is payable in stock and cash and the stock rate cannot be determined by the ex-date, the dividend is treated as all cash.

o
Regular cash dividends — Regular cash dividends are those paid to shareholders out of a company’s profits or reserves. Regular cash dividends impact the total return and are reinvested across the index at the close on the dividend ex-date. Monthly, quarterly and annual total returns are calculated by compounding the reinvestment of dividends daily. The reinvestment and compounding is at the total index le el, not at the security level.

o
Special cash dividends — In addition to paying regular dividends, a company may at times pay special cash dividends. These are paid outside a company’s regular dividend schedule and can occur for a variety of reasons, such as a major litigation win, the sale of a business or liquidation of an investment. For special cash dividends, the price of the stock is adjusted to deduct the dividend amount before the open on the ex-date.

16.	Halted securities — When a stock’s trading has been halted, Russell holds the security at its most recent closing price until trading is resumed or is officially delisted.

In addition, Russell will review stocks in two categories for removal: (1) Stocks halted due to financial difficulty/debt or cash flow issues for a period longer than 40 calendar days or (2) those stocks suspended due to exchange listing rules or legal regulatory issues longer

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Russell 2000® Index due December 4, 2014

than one calendar quarter. Determination for removal will be made on a case-by-case basis and based upon reasonable likelihood of trade resumption and likelihood of residual value returned to equity holders.

Should removal be deemed appropriate, announcement will be made with monthly share changes and removed on month-end at zero value (for system purposes the actual value used is .0001, in local currency).

Stocks that are scheduled for removal but suspended or not trading through reconstitution due to low liquidity or those that are suspended by the exchange or other governing body due to liquidity issues will be monitored for trade resumption. Once trading resumes, these securities will be removed from the index with announcement as usual. Securities will be removed using the primary exchange close price.

License Agreement

Frank Russell Company (“Russell”) has entered into a non-transferable, non-exclusive license agreement granting us and certain of our affiliated or subsidiary companies, in exchange for a fee, the right to use the Russell 2000® Index, which is owned and published by Russell, in connection with certain securities, including the securities.

The license agreement between Russell and us provides that the following language must be set forth in this pricing supplement:

The securities are not sponsored, endorsed, sold or promoted by Russell.  Russell makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same.  Russell's publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based.  Russell's only relationship to The Royal Bank of Scotland plc is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to The Royal Bank of Scotland plc or the securities.  Russell is not responsible for and has not reviewed the securities nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index.  Russell has no obligation or liability in connection with the administration, marketing or trading of the securities.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ROYAL BANK OF SCOTLAND PLC, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN.  RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Russell 2000® Index due December 4, 2014

HISTORICAL INFORMATION

The following graph sets forth the daily historical performance of the Russell 2000® Index in the period from November 28, 2007 through November 28, 2012.  The closing level of the Russell 2000® Index on November 28, 2012 was 813.50.  We obtained the closing levels below from Bloomberg, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

These historical values for the Russell 2000® Index are not indicative of the future performance of the Russell 2000® Index or what the value of the securities will be.  Any historical upward or downward trend in the value of the Russell 2000® Index during any period set forth below is not an indication that the Russell 2000® Index is more or less likely to increase or decrease at any time during the term of the securities.  You cannot predict the future performance of the securities or the Russell 2000® Index based on the historical performance of the Russell 2000® Index.  Neither we nor RBSG can guarantee that the value of the Russell 2000® Index will increase.

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Russell 2000® Index due December 4, 2014

Tax Consequences

In the opinion of our U.S. tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt.  Under this treatment:

•	you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity); and
•	your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year.

The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section in the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.”  The preceding discussion, when read in combination with that section, constitutes the full opinion of our U.S. tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

For a discussion of U.K. tax considerations relating to the securities, you should refer to the section in the accompanying product supplement entitled “Certain United Kingdom Taxation Considerations.” In the event that we or RBSG, as guarantor, exercise our option to redeem the securities, as described in the section of the product supplement entitled “Description of the Securities—Optional Tax Redemption,” the amount of cash you will be entitled to receive upon redemption of the securities is uncertain.

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Russell 2000® Index due December 4, 2014

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed RBS Securities Inc. (“RBSSI”) as our selling agent for this offering.  RBSSI will purchase these securities as principal for its own account at the discount set forth on the cover of this pricing supplement.   RBSSI has informed us that, as part of its distribution of the securities, it intends to reoffer the securities to other dealers who will sell the securities.  Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the securities, will purchase the securities at an agreed concession, not in excess of the discount that RBSSI will receive from us.  RBSSI has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the securities at the same concession.  You can find a general description of the commission rates payable to the selling agents under “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

RBSSI is an affiliate of ours and RBSG.  RBSSI will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  Following the initial distribution of any of these securities, RBSSI may offer and sell those securities in the course of its business as a broker-dealer.  RBSSI may act as principal or selling agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  RBSSI may use this pricing supplement and the accompanying prospectus and product supplement, in connection with any of those transactions.  RBSSI is not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

We and our affiliates, including RBSSI, may enter into one or more hedging transactions in connection with this offering of securities.  See “Use of Proceeds; Hedging” in the accompanying product supplement.

Certain of our affiliates may purchase for investment a portion of the securities that has not been purchased by investors in a particular offering of securities, which initially they intend to hold for investment purposes.  See “The holding of securities by our affiliates and future sales by our affiliates could be in conflict with your interests” under the heading “Risk Factors” and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, when the securities offered by this pricing supplement have been executed and issued by the Issuer and the Guarantor and authenticated by the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such securities will constitute valid and binding obligations of the Issuer, and the related guarantee will constitute a valid and binding obligation of the Guarantor, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  Insofar as this opinion involves matters governed by Scots law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Dundas & Wilson CS LLP filed as an exhibit to the Registration Statement on Form F-3 filed by the Guarantor on September 28, 2012.  The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Dundas & Wilson CS LLP.  In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the Indenture and its authentication of the securities, and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP filed as an exhibit  to the Registration Statement on Form F-3 filed by the Guarantor on September 28, 2012.

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Russell 2000® Index due December 4, 2014

Where You Can Find More Information

RBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement and other documents, including the applicable product supplement, related to this offering that RBS has filed with the SEC for more complete information about RBS and the offering of the securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, RBS, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and product supplement if you request by calling toll free (866) 747-4332.

You should read this pricing supplement together with the prospectus dated September 28, 2012, and the more detailed information contained in the product supplement dated September 28, 2012.  This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Prospectus Supplement No. DN-2 dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/729153/000095010312005066/dp33015_424b5-dn2.htm

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/729153/000095010312005038/dp33197_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 729153.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us” and “our” or similar references are to The Royal Bank of Scotland plc.

The securities are our unsecured and unsubordinated obligations issued as part of our RBS NotesSM program and guaranteed by RBSG.  RBS NotesSM is a service mark of The Royal Bank of Scotland N.V., one of our affiliates.

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Russell 2000® Index due December 4, 2014

Four Categories of RBS Investor Products

RBS Investor Products is the brand name for RBS’s securities offerings that provide market-driven investment solutions across different asset classes and investor risk profiles to help meet your portfolio needs.  RBS Investor Products are divided into four broad categories depending on the level of risk to your principal invested at maturity:  Protection, Fixed Buffer, Contingent Buffer and Full Exposure.  These broad categories are intended to help you to first understand the degree of your principal at risk at maturity, before you consider the upside potential of RBS Investor Products.  The following description is only an overview of the four categories of RBS Investor Products, and does not represent any particular security nor guarantee performance.  All payments due on RBS Investor Products are subject to the credit risk of RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

Protection investments provide for full or partial protection on your invested principal at maturity against downside market movements, subject to the creditworthiness of the issuer and the guarantor.  These securities are designed for investors who place a priority on the preservation of principal at maturity, while potentially offering better returns than traditional fixed income investments.  These securities tend to have a longer term than securities that do not offer protection, and principal invested is not protected prior to maturity.

Fixed Buffer investments provide a modest buffer at maturity against downside market movements.  These securities are designed for investors who seek potential growth or income, and who also seek some cushion against modest market declines up to a specified buffer.  You are exposed to the full market decline in the underlying asset beyond the specified buffer, and you can lose some or a substantial portion of your investment.

Contingent Buffer investments provide some protection against downside market movements only if the underlying asset does not fall to or below a specified level during the term of the securities.  If the underlying asset falls to or below this specified level, you are exposed to the full market decline in the underlying asset at maturity without any cushion against downside market movements.  These investments are for more aggressive investors who can tolerate full downside risk but find the contingent buffer to be an appealing form of tactical cushion.  You can lose some or all of your investment.

Full Exposure investments expose investors to full downside risk to any decline in the underlying asset.  These investments are meant for investors who are willing to take full market risk in return for either enhanced appreciation or access to a unique underlying asset or strategy.  You can lose some or all of your investment.

RBS Investor Products can provide access to a range of asset classes and risk and potential return profiles.  These investments can play an important role as a portion of a diversified investment portfolio.  In assessing the potential return of any RBS Investor Product, you should understand that these securities involve significant investment risks, and you should carefully review the applicable pricing supplement, product supplement and prospectus before investing.